UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

SCHEDULE 14A

______________________

Information Required in Proxy Statement
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. _)

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☐	Soliciting Material under § 240.14a-12

OLYMPIC STEEL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Olympic Steel, Inc., 22901 Millcreek Boulevard, Suite 650, Highland Hills, Ohio 44122 (216) 292-3800

To Our Shareholders:

You are invited to attend the 2022 Annual Meeting of Shareholders, which will be held in virtual meeting format only, on May 6, 2022 at 11:00 a.m. EST. We are pleased to enclose the notice of the 2022 Annual Meeting of Shareholders, together with a Proxy Statement, a Proxy and an envelope for returning the Proxy.

You are asked to: (1) approve the election of Directors nominated by the Board of Directors; (2) ratify the selection of Olympic Steel, Inc.’s independent auditors for the year ending December 31, 2022; and (3) approve, on an advisory basis, our named executive officer compensation. Your Board of Directors unanimously recommends that you vote “FOR” all of the Director nominees nominated by the Board of Directors and “FOR” all other proposals. Please carefully review the Proxy Statement and then complete and sign your Proxy and return it promptly. If you attend the meeting and decide to vote in person, you may withdraw your Proxy at the meeting.

Your time and attention to this letter and the accompanying Proxy Statement and Proxy is appreciated.

Sincerely,

/s/ Michael D. Siegal

Michael D. Siegal

Executive Chairman

April 1, 2022

Olympic Steel, Inc., 22901 Millcreek Boulevard, Suite 650, Highland Hills, Ohio 44122 (216) 292-3800

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 6, 2022

Notice is hereby given that the 2022 Annual Meeting of Shareholders of Olympic Steel, Inc., an Ohio corporation, which is referred to as the Company, will be held on May 6, 2022 at 11:00 a.m. EST. in a virtual meeting format only, via webcast, at meetnow.global/M4WZ4JU for the following purposes:

1. To elect the following Directors to the class whose two-year term will expire in 2024: David A. Wolfort; Dirk A. Kempthorne; Idalene F. Kesner; and Richard P. Stovsky;

2. To ratify the selection of Grant Thornton LLP as the Company’s independent auditors for the year ending December 31, 2022;

3. To approve, on an advisory basis, our named executive officer compensation; and

4. To transact any other business properly brought before the 2022 Annual Meeting of Shareholders or any adjournment or postponement of the 2022 Annual Meeting of Shareholders.

Only shareholders of record of the Company’s common stock on the books of the Company at the close of business on March 14, 2022 will be entitled to vote at the 2022 Annual Meeting or any adjournment or postponement of the 2022 Annual Meeting. Shareholders as of the close of business on the record date are entitled to join the live virtual meeting and will be able to listen (or read via closed captioning), vote, and submit questions from any remote location with Internet connectivity. Please refer to the accompanying proxy statement for instructions on how to register for the virtual meeting.

Your vote is important. While all shareholders are invited to attend the 2022 Annual Meeting virtually, to ensure your representation at the meeting, please mark, date and sign the enclosed proxy, and return it promptly in the enclosed envelope. Any shareholder attending the 2022 Annual Meeting virtually may vote in person even if the shareholder returned a proxy.

By Order of the Board of Directors

/s/ Christopher M. Kelly

Christopher M. Kelly

Secretary

Cleveland, Ohio

April 1, 2022

The enclosed proxy is being solicited on behalf of the Board of Directors of the Company and can be returned in the enclosed envelope, which requires no postage if mailed in the United States.

Olympic Steel, Inc., 22901 Millcreek Boulevard, Suite 650, Highland Hills, Ohio 44122 (216) 292-3800

2022 ANNUAL MEETING

May 6, 2022

THE PROXY AND SOLICITATION

This Proxy Statement is being mailed on or about April 1, 2022 to the shareholders of Olympic Steel, Inc., which is referred to as the “Company,” “we,” “our” or “us,” in connection with the solicitation by the Company’s Board of Directors, which is referred to as the Board, of the enclosed form of proxy for the 2022 Annual Meeting of Shareholders, which is referred to as the Annual Meeting, to be held on May 6, 2022 at 11:00 a.m. EST. in a virtual meeting format only, via webcast, at meetnow.global/M4WZ4JU. Pursuant to Title XVII, Chapter 1701 of the Ohio Revised Code, any shareholder signing and returning the enclosed proxy has the power to revoke it by giving notice of such revocation to the Company in writing or at the Annual Meeting before any vote with respect to the matters set forth therein is taken. The representation in person or by proxy of at least a majority of the outstanding shares of the common stock of the Company, which we refer to as the Common Stock, entitled to vote is necessary to provide a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted in determining whether a quorum has been achieved.

The Company will bear the expense of preparing, printing and mailing this Proxy Statement. Although the Company has not retained a proxy solicitor to aid in the solicitation of proxies, it may do so in the future if the need arises, and does not believe that the cost of any such proxy solicitor will be material. In addition to solicitation of proxies by mail, certain Directors, officers and other employees of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, facsimile, electronic mail or by personal contacts. The Company will request brokers, banks and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners and will, upon request, reimburse them for their out-of-pocket expenses.

PURPOSES OF ANNUAL MEETING

The Annual Meeting has been called for the purposes of: (1) electing the following Directors to the class whose two-year term will expire in 2024: David A. Wolfort; Dirk A. Kempthorne; Idalene F. Kesner; and Richard P. Stovsky; (2) ratifying the selection of Grant Thornton LLP, which is referred to as Grant Thornton, as the Company’s independent auditors for the year ending December 31, 2022; (3) approving, on an advisory basis, our named executive officer compensation; and (4) transacting such other business as may properly come before the Annual Meeting and any adjournments thereof.

The persons named in the enclosed proxy have been selected by the Board and will vote Common Stock represented by valid proxies. Unless otherwise indicated in the enclosed proxy, they intend to vote “FOR” the election of the Director nominees named herein, “FOR” the ratification of the selection of Grant Thornton as the Company’s independent auditors for the year ending December 31, 2022, and “FOR” the approval, on an advisory basis, of our named executive officer compensation.

ATTENDING THE ANNUAL MEETING

To register for the virtual Annual Meeting, please follow these instructions:

Registered Shareholders: If your shares are registered in your name with Olympic Steel’s transfer agent, Computershare, and you wish to attend the online-only virtual Annual Meeting, go to meetnow.global/M4WZ4JU.

Beneficial Shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record): If your shares are held in the name of your broker or bank, you must register in advance to attend the Annual Meeting virtually on the Internet. To register in advance to attend the Annual Meeting virtually on the Internet, you must submit a legal proxy obtained from your broker, trustee or nominee, as applicable, that reflects proof of your proxy power. The legal proxy will show your Olympic Steel, Inc. holdings with your name. Please forward a copy of the legal proxy along with your email address to Computershare. Requests for registration should be directed to Computershare by forwarding the email from your broker, or attaching an image of your legal proxy, to legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. EST on May 3, 2022. You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Any shareholder wishing to attend the virtual Annual Meeting should register for the meeting no later than 9:30 a.m. EST on May 6, 2022. An email with a link and instructions for entering the virtual meeting will be sent prior to the meeting to any shareholder who pre-registers for the meeting.

The Annual Meeting will begin promptly at 11:00 a.m. EST. We encourage you to access the Annual Meeting prior to the start time. Online access will begin at 10:30 a.m. EST.

The virtual Annual Meeting platform is fully supported across browsers (Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure they have a strong Internet connection wherever they intend to participate in the Annual Meeting. Participants should also allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

In order to maintain the interactive nature of the virtual Annual Meeting, attendees will be able to vote using the online meeting website.

If a shareholder wishes to submit a question to be addressed at the Annual Meeting, the shareholder may do so in advance of the meeting by following the instructions received in the registration confirmation email to log into the virtual meeting platform, typing a question into the “Ask a Question” box and clicking “Submit.” Questions will be accepted until 5:00 p.m. on May 5, 2022. Questions submitted in accordance with the foregoing instructions and pertinent to the Annual Meeting will be answered during the Annual Meeting, subject to time constraints. Additional information regarding the ability of shareholders to ask questions during the Annual Meeting, related rules of conduct and other materials for the Annual Meeting will be available online during the Annual Meeting.

VOTING SECURITIES

The Board has established the close of business on March 14, 2022 as the record date for determining shareholders entitled to notice of the Annual Meeting and to vote. On that date, 11,123,700 shares of Common Stock were outstanding and entitled to one vote per share on all matters properly brought before the Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board is divided into two classes, whose members serve for a staggered, two-year term. The term of one class, which currently consists of five Directors, expires in 2023; the term of the other class, which currently consists of the four Director nominees, expires at the 2024 Annual Meeting.

The Board has nominated David A. Wolfort, Dirk A. Kempthorne, Idalene F. Kesner and Richard P. Stovsky, to be elected as Directors for a two-year term. The two-year term will end upon the election of Directors at the 2024 Annual Meeting of Shareholders.

At the Annual Meeting, the shares of Common Stock represented by valid proxies, unless otherwise specified, will be voted to elect the Director nominees. Each individual nominated for election as a Director of the Company has agreed to serve if elected. However, if any nominee becomes unable or unwilling to serve if elected, the proxies will be voted for the election of such other person as may be recommended by the Board. The Board has no reason to believe that the persons listed as nominees will be unable or unwilling to serve.

Directors will be elected by a majority of the votes cast at the Annual Meeting, subject to our majority voting policy described below under “Corporate Governance.” Abstentions and broker non-votes do not count as votes cast. Accordingly, abstentions and broker non-votes will have no effect in determining the outcome of the vote on the election of Directors. Certain information regarding each of the Company’s current Directors and Director nominees, including his or her principal occupation and directorships during the past five years, is set forth below.

DIRECTOR NOMINEES

David A. Wolfort, age 69, joined the Board in 1987. He became the first Chief Operating Officer of the Company in 1995, continuing in that role until 2016, and assumed the role of President in 2001, a role which he held through 2019. Since 2019, he has served as senior commercial advisor to the Company. Mr. Wolfort serves as a member of the United States Industry Trade Advisory Committee on Steel, reporting to the Department of Commerce. He previously served as Chairman of both the Metals Service Center Institute, or MSCI, a North American metals industry trade association, Government Affairs Committee and the MSCI Political Action Committee. Mr. Wolfort currently serves on the Audit, Development and Finance Committees of Ohio University’s Foundation, after having served as Chairman of the Board of Trustees for Ohio University. He is a current Trustee with the Musical Arts Association of the Cleveland Orchestra, where he serves as Vice Chairman of the Human Resource Committee and is a member of the Finance Committee. With years of experience at the company, Mr. Wolfort brings to the Board a wealth of knowledge concerning the Company’s business operations and the competitive landscape of the metals industry.

Dirk A. Kempthorne, age 70, joined the Board in 2010. He served as the Mayor of Boise, Idaho from 1986 to 1993, a United States Senator from Idaho from 1993 to 1999 and Governor of Idaho from 1999 to 2006. He also served as the 49th Secretary of the U.S. Department of the Interior from 2006 to 2009. Mr. Kempthorne has served as the President of The Kempthorne Group, a consulting firm, since 2009 and served as the President and Chief Executive Officer of the American Council of Life Insurers, an insurance industry trade association, from 2010 to 2018. Since 2009, Mr. Kempthorne has also served on the board of directors of FMC Corporation, a global agriculture science company, and Robert Half International, Inc. With his commitment to public service and his recognized national leadership, Mr. Kempthorne provides important contributions and insights as a member of the Board, the Compensation Committee and as Chair of the Nominating and Governance Committee.

Idalene F. Kesner, age 64, joined the Board in 2018. Dr. Kesner has served as Dean for Indiana University’s Kelley School of Business since 2013.  Dr. Kesner joined the Kelley School faculty in 1995, where she also serves as the Frank P. Popoff Chair of Strategic Management.  Dr. Kesner serves on the Boards of Berry Global Group, Inc., a manufacturer of plastic packaging products and protection materials and American Family Insurance Company.  She serves on the Board of Advisors of Lincoln Industries, a manufacturer that provides metal finishing, coatings, insulation, and tube fabrication for the motorcycle and truck industries, among others. In December 2021, Dr. Kesner joined the Board of Directors of Duke Energy, an energy utility. She previously served on the Board of Directors of Sun Life Financial, Inc., a life insurance and wealth management company.  Dr. Kesner also serves on several non-profit Boards and Councils, including the Association to Advance Collegiate Schools of Business and Kelley Executive Education Foundation, Inc. Dr. Kesner’s leadership and business acumen, as well as her years of service on various corporate boards, make her a valuable asset as a member of the Board, the Nominating and Governance Committee and as Chair of the Compensation Committee.

Richard P. Stovsky, age 64, joined the Board in 2020. Mr. Stovsky retired from PricewaterhouseCoopers LLP, a professional services organization, in June 2018. Mr. Stovsky joined PricewaterhouseCoopers in August 1983 and held positions of increasing responsibility, and served most recently as a Vice Chairman from 2015 to June 2018. Mr. Stovsky has served on the Board of Encore Capital Group, Inc., an international specialty finance company providing debt recovery solutions and other related services for consumers across a broad range of financial assets, since August 2018 and has served as its Audit Committee Chair since 2019. Mr. Stovsky serves as the Audit Committee Chair and is a member of the Executive Committee of The Cleveland Museum of Art, serves as the Treasurer and as a member of the Executive Committee of The Bluecoats of Cuyahoga County, is Treasurer and a member of the executive committee of the 50 Club of Cleveland, is a member of the Executive Committee of Cleveland-Marshall College of Law, and serves as the Audit Committee Chair and is a current Trustee of the Cleveland Orchestra and Musical Arts Association. In addition, Mr. Stovsky serves as a Trustee of University School, and is a Director of the Cleveland Foundation. Mr. Stovsky’s years of experience and his extensive experience working with public company audit committees, with an understanding of the attributes of high performing audit committees and key success factors for audit committee performance, qualify him to serve as a Director of the Company.

DIRECTORS WITH TERMS THAT EXPIRE IN 2023

Michael D. Siegal, age 69, joined the Board in 1984. He has served as the Executive Chairman of the Board since January 2019 after serving as Chief Executive Officer of the Company from 1984 until December 2018 and in the role of Chairman of the Board since 1994. Since 2018, Mr. Siegal has served on the board of directors of Twin City Fan. He also serves on the board of directors of the Development Corporation for Israel and the Jewish Agency for Israel, where he is currently the Board Chair. Mr. Siegal has previously served on the board of directors of the MSCI, Cleveland-Cliffs, Inc., University Hospitals of Cleveland and the Rock & Roll Hall of Fame. He also previously served as the Board Chair of the Jewish Federation of North America and the Jewish Federation of Cleveland. With over 30 years of executive experience at the Company, Mr. Siegal possesses proven managerial skills and firsthand knowledge of nearly every aspect of the Company’s business operations. Mr. Siegal is a substantial long-term shareholder and a member of the founding family of the Company.

Arthur F. Anton, age 64, joined the Board in 2009. From 2017 until his retirement on December 31, 2019, Mr. Anton served as Chairman of the Board and Chief Executive Officer of the Swagelok Company, a fluid systems technologies company. Since 1998, Mr. Anton served in the following positions at the Swagelok Company: President and Chief Executive Officer, from 2004 to 2017, President and Chief Operating Officer, from 2001 to 2004; Executive Vice President, from 2000 to 2001; and Chief Financial Officer, from 1998 to 2000. He is a former Partner of Ernst & Young LLP, a professional services organization. Mr. Anton serves on the board of directors of The Sherwin-Williams Company and Diebold Nixdorf, Incorporated. He is the Chairman of the board of directors at both University Hospitals of Cleveland and SunCoke Energy, Inc. As the previous head of a large private corporation, Mr. Anton provides valuable insight into the successful operation of a business, which serves him well as the Lead Director of the Board, and as a member of the Audit and Compliance Committee and the Compensation Committee. As a former partner at Ernst & Young LLP, and the Chair of the audit committee of The Sherwin-Williams Company, Mr. Anton possesses a detailed understanding of accounting principles and practice.

Richard T. Marabito, age 58, joined the Board in 2019. He has served as our Chief Executive Officer since January 2019. From March 2000 through December 2018, he served as our Chief Financial Officer. He joined the Company in 1994 as Corporate Controller and served in this capacity until March 2000. He also served as Treasurer from 1994 through 2002 and again from 2010 through 2012. Prior to joining the Company, Mr. Marabito served as Corporate Controller for a publicly traded wholesale distribution company and was employed by a national accounting firm in its audit department. Mr. Marabito is the Chair of the MSCI. He serves on the Board of Trustees for the University of Mount Union and has been a Board and Audit Committee member of CBIZ (CBZ: NYSE), one of the nation’s top providers of accounting, tax and advisory services, since August 2021. He served as a board member of the Make-A-Wish Foundation of Ohio, Kentucky and Indiana and was past Chair of its Northeast Ohio regional board.

Michael G. Rippey, age 64, joined the Board in 2015. Since December 2017, he has served as President and Chief Executive Officer of SunCoke Energy, Inc., a producer of high-quality coke used in steel production and coal handling services. Mr. Rippey also serves as a Director of SunCoke Energy, Inc. Prior to its merger with SunCoke Energy, Inc. in June 2019, Mr. Rippey served as Chairman, President and Chief Executive Officer of SunCoke Energy Partners, L.P. From 2015 to 2017, he served as Senior Advisor to Nippon Steel USA, a steel-making company. Mr. Rippey served as Chairman of ArcelorMittal USA, a steel and mining company, from 2014 to 2015. Mr. Rippey served as President and Chief Executive Officer of ArcelorMittal USA from 2006 to 2014. From 1984 to 2006, he held various positions at Inland Steel and Ispat Inland, Inc., predecessor companies to ArcelorMittal USA. He has previously served on the board of directors of the following organizations: Chicagoland Chamber of Commerce, Children’s Home + Aid, the American Iron & Steel Institute, where he had also served as past Chairman of the Board, and the National Association of Manufacturers. He is an Alumni Fellow at Indiana University, Kelley School of Business. Mr. Rippey brings a wealth of knowledge of the metals industry as a member of the Board, the Nominating and Governance Committee and as Chair of the Audit and Compliance Committee.

Vanessa L. Whiting, age 61, joined the Board in 2019. Ms. Whiting has served as President of A.E.S. Management Corporation, an owner and operator of restaurants, since 2014, previously holding Principal and Partner roles with various law firms. Ms. Whiting earned a bachelor's degree in public policy sciences from Duke University, a master's in urban affairs policy analysis from Southern Illinois University; and Juris Doctor from University of Illinois College of Law. She serves on the boards of the Cuyahoga Community College Foundation in Cleveland, Ohio, the Greater Cleveland Partnership, the United Way of Cleveland and Cleveland State University. Ms. Whiting co-chairs the Karamu House Capital and Sustaining Campaign, is a Life Member of the NAACP, and a member of Alpha Kappa Alpha Sorority, Inc.  She currently serves as the Chair of The MetroHealth System Board of Trustees in Cleveland, Ohio, chairing the Governance Committee and Legal and Government Relations Committee. Ms. Whiting brings broad business and legal experience to the Board.

The Board recommends a vote “FOR” David A. Wolfort, Dirk A. Kempthorne, Idalene F. Kesner and Richard P. Stovsky for election to the class of directors whose two-year term will expire in 2024.

CORPORATE GOVERNANCE

BOARD MEETINGS AND COMMITTEES

The Board held four regularly scheduled meetings in 2021. The Board has a standing Audit and Compliance Committee, Compensation Committee and Nominating and Governance Committee. The Audit and Compliance Committee, Compensation Committee, and Nominating and Governance Committee held four, three and two meetings, respectively, in 2021. The committees receive their authority and assignments from, and report to, the Board.

All of the current Directors attended all applicable Board and committee meetings held during 2021. In addition to holding regular Board and committee meetings, the Board members and committee members also reviewed and considered matters and documents and communicated with each other apart from the meetings. Additionally, all non-management members of the Board meet separately without members of management present at every regularly scheduled Board meeting.

The Board determines the independence of each Director and each Director nominee in accordance with the independence standards set forth in the listing requirements of the Nasdaq Stock Market, which we refer to as Nasdaq. The Board has also adopted standards for categorically immaterial relationships to assist the Board in determining the independence of each Director and Director nominee. These standards include, but are not limited to:

●

if the Director or Director nominee is, or has an immediate family member who is, a partner, principal or member (or any comparable position) of, an executive officer or employee of, any organization to which the Company made, or from which the Company received, immaterial payments for property or services in the current or any of the past three fiscal years;

●

if the Director or Director nominee, or an immediate family member of the Director nominee, serves as an officer, director or trustee of a foundation, school, charitable or other not-for-profit organization, and the Company’s discretionary charitable contributions to the organization are immaterial, in the aggregate; or

●	if the Director or Director nominee serves on the board of directors of another company at which another Company Director or executive officer also serves as a director.

A complete list and description of the categorically immaterial relationships is set forth in Appendix A to the Company’s Corporate Governance Guidelines, which is available on the Corporate Governance Section of our website at olysteel.com/investor-relations/corporate-governance-guidelines/.

The Board has determined that Messrs. Kempthorne, Anton, Stovsky and Rippey, Dr. Kesner and Ms. Whiting are independent Directors, as defined in the Nasdaq listing requirements.

Board Composition. Our directors come from a variety of backgrounds and bring a diverse set of skills and experiences to the boardroom. In evaluating the suitability of Board candidates, the Nominating and Governance Committee takes into consideration such factors as it deems appropriate. These factors may include, among other things, issues of character, judgment, independence, expertise, diversity, length of service and other commitments. The following charts highlight the balance in age and the diversity in tenure, gender and ethnicity of our current Board members.

The Board diversity matrix below presents the Board’s diversity statistics as required by Nasdaq rules.

As of March 14, 2022*

Total Number of Directors: 9

Part I: Gender Identity	Male	Female	Non-Binary	Not Disclosed
Number of Directors Based on Gender Identity	7	2	-	-

Part II: Demographic Background
African American or Black	-	1	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	7	1	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-	-	-	-

* Based on self-identified diversity characteristics.

Our Board members also have a wide variety of experiences, qualifications, and skills necessary to make them valuable members of the Board who provide significant contributions to the company. The graph below highlights some of those experiences.

Audit and Compliance Committee.    The Audit and Compliance Committee is chaired by Mr. Rippey and also consists of Messrs. Anton and Stovsky and Ms. Whiting. The Audit and Compliance Committee is responsible for monitoring and overseeing our internal controls and financial reporting processes, as well as the independent audit of our consolidated financial statements by our independent auditors. Each committee member is an “independent director” as defined in the Nasdaq listing requirements and applicable rules of the Securities and Exchange Commission, which we refer to as the SEC. Each of Messrs. Anton, Rippey and Stovsky has been designated by the Board as meeting the definition of “audit committee financial expert” under SEC rules and each satisfies the Nasdaq’s professional experience requirements. The Audit and Compliance Committee operates pursuant to a written charter, which can be found on our website at www.olysteel.com. Additional information on the committee and its activities is set forth in the “Audit Committee Report” below.

Compensation Committee.    The Compensation Committee is chaired by Dr. Kesner and also consists of Messrs. Anton, Kempthorne and Stovsky. Each committee member is an “independent director” as defined in the Nasdaq listing requirements. The primary purposes of the Compensation Committee are to assist the Board in meeting its responsibilities with regard to oversight and determination of executive compensation and to administer our equity-based or equity-linked compensation plans, bonus plans, supplemental executive retirement plan and deferred compensation plans after consultation with management. The Compensation Committee reviews and recommends to the Board for approval the base salary, annual bonus, long-term incentive compensation and other compensation, perquisites and special or supplemental benefits for our Executive Chairman of the Board and Chief Executive Officer. The Compensation Committee also makes recommendations concerning our employee benefit policies and has authority to administer our equity compensation plans. The Compensation Committee has the authority to hire compensation consultants and legal, accounting, financial and other advisors, as it deems necessary to carry out its duties. Management assists the Compensation Committee in its administration of the executive compensation program by recommending individual and Company goals and by providing data regarding performance. From time to time, our Compensation Committee directly engages Pay Governance, a global professional services firm that provides human resources consulting services, as an outside independent compensation consultant to advise the Compensation Committee on our compensation program. The Compensation Committee reviewed the independence of Pay Governance and considered and assessed all relevant factors including the six factors set forth in Rule 10c-1(b)(4)(i)-(vi) under the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, that could give rise to a potential conflict of interest with respect to Pay Governance. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Pay Governance. For additional information, see below under “Executive Compensation—Compensation Discussion and Analysis—Role of Compensation Consultant.” The Compensation Committee operates pursuant to a written charter, which can be found on our website at www.olysteel.com. Additional information on the committee and its activities is set forth in the “Compensation Discussion and Analysis” and “Compensation Committee Report” below.

Nominating and Governance Committee.    The Nominating and Governance Committee is chaired by Mr. Kempthorne and also consists of Dr. Kesner, Mr. Rippey and Ms. Whiting. This committee functions to advise and make recommendations to the Board concerning the selection of candidates as nominees for Directors, including those individuals recommended by shareholders. The committee also has oversight responsibilities with respect to the Company’s sustainability efforts. The Nominating and Governance Committee operates pursuant to a written charter, which can be found on our website at www.olysteel.com. Each committee member is an “independent director” as defined in the Nasdaq listing requirements. The Nominating and Governance Committee also reviews and evaluates any director nominations submitted by shareholders, including reviewing the qualifications of, and making recommendations to the Board regarding, director nominations submitted by shareholders.

CORPORATE GOVERNANCE

Shareholder Communications. Shareholders may send written communications to the Board or any one or more of the individual Directors by mail to Olympic Steel, Inc., 22901 Millcreek Boulevard, Suite 650, Highland Hills, Ohio 44122. Any shareholder who wishes to send a written communication to any member of the Board may do so in care of our Secretary, who will forward any communications directly to the Board or the individual Director(s) specified in the communication.

Director Nominations Process.    The Board’s process for identifying and evaluating nominees for Director consists principally of evaluating candidates who are recommended by the Nominating and Governance Committee. The Nominating and Governance Committee also may, on a periodic basis, solicit ideas for possible candidates from a number of sources, including current members of the Board, senior level executives, individuals personally known to members of the Board and employment of one or more search firms.

Except as may be required by rules promulgated by Nasdaq or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board, nor are there specific qualities or skills that are necessary for one or more of the members of the Board to possess. In evaluating the suitability of the candidates, the Nominating and Governance Committee takes into consideration such factors as it deems appropriate. These factors may include, among other things, issues of character, judgment, independence, expertise, diversity, length of service and other commitments. With respect to diversity, the Nominating and Governance Committee considers diversity of experience as well as the more traditional diversity concepts of race, gender and national origin. The Nominating and Governance Committee evaluates such factors, among others, and considers each individual candidate in the context of the current perceived needs of the Board as a whole and of committees of the Board.

The Nominating and Governance Committee will consider Director candidates recommended by shareholders if properly submitted. Shareholders wishing to suggest persons for consideration as nominees for election to the Board at the 2023 Annual Meeting may do so by providing written notice to us in care of our Secretary no later than January 1, 2023. Such recommendation must include the information required of Director nominees by our Amended and Restated Code of Regulations. Assuming that a properly submitted shareholder recommendation for a potential nominee is received and appropriate biographical and background information is provided, the Nominating and Governance Committee and the Board will follow the same process and apply the same criteria as they do for candidates submitted by other sources.

Majority Voting Policy. On the recommendation of the Nominating and Governance Committee, the Board adopted a Policy of the Board of Directors Relating to Majority Voting, whereby, in an uncontested election of Directors, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” election, which is referred to as a Majority Withheld Vote, is expected to tender his or her resignation following certification of the shareholder vote. In such an event, the Nominating and Governance Committee will consider the tendered resignation and make a recommendation to the Board. The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the shareholder vote. The Nominating and Governance Committee in making its recommendation, and the Board in making its decision, may consider any factors or other information that it considers appropriate. The Board will promptly disclose (1) its decision whether to accept or reject a Director’s tendered resignation and (2) if rejected, the reasons for rejecting such tendered resignation.

Any Director who tenders his or her resignation pursuant to this policy shall not participate in the Nominating and Governance Committee’s recommendation or Board’s action regarding whether to accept or reject the tendered resignation. However, if each member of the Nominating and Governance Committee received a Majority Withheld Vote in the same election, then the Board will appoint a committee comprised solely of independent Directors who did not receive a Majority Withheld Vote in that election to consider each tendered resignation and recommend to the Board whether to accept or reject each such tendered resignation.

Board Leadership and Risk Oversight.    Michael D. Siegal serves as the Company’s Chairman of the Board and Richard T. Marabito serves as the Company’s Chief Executive Officer.

In 2014, the Company created a Lead Director position, which is currently held by Mr. Anton. The duties of the Lead Director include, but are not limited to, the following:

●	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

●	serving as a liaison between the Chairman and the independent Directors;

●	approving information sent to the Board;

●	approving meeting agendas for the Board;

●	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

●	authority to call meetings of the independent Directors; and

●	if requested by major shareholders, ensuring that he is available for consultation and direct communication.

The Board generally oversees the Company’s risk management directly and through the Audit and Compliance Committee. The Board regularly reviews issues that present particular risks to the Company, including those involving competition, customer demands, economic conditions, planning, strategy, finance, facilities and operations. Additionally, the Audit and Compliance Committee also reviews risks relating to the Company’s financial statements and financing arrangements. The Board believes that this approach provides appropriate checks and balances against undue risk taking and that the Board’s leadership structure supports its risk oversight function.

Annual Meeting Attendance.    The Board does not have a formal policy with regard to Directors’ attendance at the Annual Meeting. Last year, seven of the board members attended the virtual Annual Meeting.

Shareholder Approval. Our Amended and Restated Articles of Incorporation and our Amended and Restated Code of Regulations may be amended by the affirmative vote of the holders of a majority of our outstanding shares of Common Stock. Any merger involving us or the sale of all or substantially all of our assets would require the affirmative vote of the holders of a majority of our outstanding shares of Common Stock.

Anti-Hedging and Anti-Pledging Policy.  Directors, executive officers and certain of our other employees that are subject to the pre-clearance procedures of our insider trading policy are prohibited from engaging in hedging transactions with respect to our securities. “Hedging transactions” can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds or through other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities. Because hedging transactions might permit a director, executive officer or certain of our other employees to continue to own our securities, whether obtained through our equity compensation plans or otherwise, without the full rewards and risks of ownership, such hedging transactions are prohibited.

We also prohibit our directors, executive officers and certain of our other employees that are subject to the pre-clearance procedures of our insider trading policy from holding our securities in margin accounts or otherwise pledging our securities for a loan. Additionally, we prohibit our directors, executive officers and certain of our other employees that are subject to the pre-clearance procedures of our insider trading policy from engaging in short sales of our securities and purchasing and selling put options, call options or other such derivative securities relating to our securities.

CODE OF ETHICS

We have adopted a Business Ethics Policy. The full text of the Business Ethics Policy is available through the “Investor Relations” section of our website under the “Corporate Governance” option at www.olysteel.com. The Business Ethics Policy applies not only to our principal executive officer and principal financial and accounting officer and controller, but also to all of our employees. We intend to disclose any amendments to the Business Ethics Policy, and all waivers of the Business Ethics Policy relating to our principal executive officer, principal financial and accounting officer and controller by posting such information on our website.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE

We have formed a Sustainability Steering Committee comprised of Company employees. The Sustainability Steering Committee is an integral part of the Environmental, Social and Governance, or ESG, process at Olympic Steel. The Sustainability Steering Committee assists the Board of Directors, specifically the Nominating and Governance Committee in fulfilling the Board’s oversight responsibilities with respect to the Company’s sustainability efforts. Additional ESG information is available through the “Investor Relations” section of our website under the “Corporate Responsibility” option at www.olysteel.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 14, 2022 (unless otherwise indicated) by each person or entity known to us to beneficially own 5% or more of our outstanding Common Stock based upon information furnished to us or derived by us from publicly available records.

Names and Addresses of Beneficial Owners	Number of Shares Beneficially Owned(1)	Percentage of Ownership
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	1,731,489	15.57%
Michael D. Siegal 22901 Millcreek Blvd., Suite 650 Highland Hills, OH 44122	1,231,072	11.07%
Dimensional Fund Advisors LP(3) Building One 6300 Bee Cave Road Austin, TX 78746	872,653	7.84%
Invesco Ltd.(4) 1555 Peachtree Street NE, Suite 1800 Atlanta, GA 30309	703,442	6.32%
The Vanguard Group(5) 100 Vanguard Blvd. Malvern, PA 19355	647,099	5.82%

(1)

Unless otherwise indicated below, the persons named in the table above have sole voting and investment power with respect to the number of shares set forth opposite their names. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or restricted stock options held by that person that are currently exercisable or will become exercisable within 60 days after March 14, 2022 are considered outstanding, while these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

(2)

Based on Schedule 13G/A filed with the SEC on January 27, 2022 describing ownership as of December 31, 2021, which Schedule specifies that BlackRock, Inc. has sole voting power with respect to 1,679,912 of these shares and sole investment power with respect to all of these shares.

(3)

Based on Schedule 13G/A filed with the SEC on February 8, 2022 describing ownership as of December 31, 2021, which Schedule specifies that Dimensional Fund Advisors LP has sole voting power with respect to 851,621 of these shares and sole investment power with respect to all of these shares.

(4)

Based on Schedule 13G filed with the SEC on February 14, 2022 describing ownership as of December 31, 2021, which Schedule specifies that Invesco Ltd. has sole voting power with respect to 699,171 of these shares and sole investment power with respect to all of these shares.

(5)

Based on Schedule 13G/A filed with the SEC on February 10, 2022 describing ownership as of December 31, 2021, which Schedule specifies that The Vanguard Group has shared voting power with respect to 10,130 of these shares, sole investment power with respect to 633,771 of these shares and shared investment power with respect to 13,328 of these shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 14, 2022 by each of our Directors and each of the Executive Officers named in the summary compensation table included herein, whom we refer to as the named executive officers, and all the Directors and Executive Officers as a group.

Names of Beneficial Owners	Number of Shares Beneficially Owned(1)	Number of Additional Shares Subject to Certain Vested Restricted Stock Units(2)	Percentage of Ownership(2)
Michael D. Siegal	1,231,072	-	11.07%
Richard T. Marabito (3)	43,894	125,422	*
Richard A. Manson (4)	15,272	39,330	*
Andrew S. Greiff	11,521	68,454	*
Lisa K. Christen	375	1,059	*
Arthur F. Anton (5)	79,412	−	*
Dirk A. Kempthorne(6)	39,605	−	*
Michael G. Rippey (7)	39,823	−	*
Iadalene F. Kesner (8)	15,932	−	*
Richard P. Stovsky (9)	8,434	−	*
Vanessa L. Whiting (10)	11,276	−	*
David A. Wolfort (11)	279,351	59,949	2.50%
All Directors and Executive Officers as a group (12 persons) (12)	1,775,967	294,214	15.73%

*	Less than 1%

(1)

Unless otherwise indicated below, the persons named in the table above have sole voting and investment power with respect to the number of shares set forth opposite their names. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or restricted stock units held by that person that are currently exercisable or will become exercisable within 60 days after March 14, 2022 are considered outstanding, while these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

(2)

Represents shares not yet beneficially owned that are issuable pursuant to vested restricted stock units (a) that will not be converted until a qualified retirement, which cannot occur within 60 days, or (b) under our Supplemental Executive Retirement Plan that will not be converted until six months after a qualified retirement. These shares have not been included for purposes of calculating each person’s percentage of beneficial ownership.

(3)	Includes 2,505 shares held in an individual retirement account for Mr. Marabito.

(4)	Includes 2,075 shares held in individual retirement accounts for Mr. Manson and his spouse.

(5)	Includes 40,405 shares issuable pursuant to restricted stock units that will be converted into shares when the individual is no longer a Board member.

(6)	Includes 38,605 shares issuable pursuant to restricted stock units that will be converted into shares when the individual is no longer a Board member.

(7)	Includes 26,023 shares issuable pursuant to restricted stock units that will be converted into shares when the individual is no longer a Board member.

(8)	Includes 15,932 shares issuable pursuant to restricted stock units that will be converted into shares when the individual is no longer a Board member.

(9)	Includes 3,434 shares issuable pursuant to restricted stock units that will be converted into shares when the individual is no longer a Board member.

(10)	Includes 11,276 shares issuable pursuant to restricted stock units that will be converted into shares when the individual is no longer a Board member.

(11)	Includes 32,175 shares issuable pursuant to restricted stock units that will be converted into shares when the individual retires from the Company.

(12)	Number of Shares Beneficially Owned includes 135,675 shares issuable pursuant to restricted stock units that will be converted into shares when the individual is no longer a Board member and 32,175 shares issuable pursuant to restricted stock units that will be converted into shares when the individual retires from Olympic Steel.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

We are a leading U.S. metals service center with over 65 years of experience. We provide metals processing and distribution services for a wide range of customers. Our specialty metals flat products segment’s focus is on the direct sale and distribution of processed aluminum and stainless flat-rolled sheet and coil products, flat bar products, prime tin mill products and fabricated parts. Through the acquisition of Shaw Stainless & Alloy, Inc., or Shaw, on October 1, 2021 and Action Stainless & Alloys, Inc., or Action Stainless, on December 14, 2020, our specialty metals flat products segment expanded its geographic footprint and enhanced its product offerings in stainless steel and aluminum plate, sheet, angles, rounds, flat bar, tubing and pipe. Shaw also manufactures and distributes stainless steel bollards and water treatment systems. Action Stainless offers a range of processing capabilities, including plasma, laser and waterjet cutting and computer numerical control, or CNC machining. Our carbon flat products segment’s focus is on the direct sale and distribution of large volumes of processed carbon and coated flat-rolled sheet, coil and plate products and fabricated parts. Through the acquisitions of McCullough Industries, or McCullough, and certain assets related to the manufacturing of the EZ Dumper® hydraulic dump inserts, or EZ Dumper, in 2019, our carbon flat products segment expanded its product offerings to include self-dumping metal hoppers and steel and stainless-steel dump inserts for pickup truck and service truck beds. In addition, we distribute metal tubing, pipe, bar, valves and fittings and fabricate parts supplied to various industrial markets through our tubular and pipe products segment. We operate as an intermediary between metal producers and manufacturers that require processed metal for their operations. As further discussed in this section, our compensation and benefit programs are designed to reward our employees when they help us achieve business objectives.

Our compensation philosophy remains pay-for-performance based. Our cash incentive plan emphasizes Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) in the calculation of incentives for our most senior executive officers.

At our 2021 Annual Meeting, we received approximately 97% approval for our advisory “Say-on-Pay” proposal to approve the compensation of our named executive officers. The Compensation Committee considered the 2021 voting results at its meetings and remains dedicated to continuous improvement to the existing executive pay programs. As a result of its considerations, and the high level of shareholder approval, the Compensation Committee did not make any significant changes and continued the executive pay practices described below.

The following discussion and analysis of our 2021 executive compensation program, which may include forward-looking statements, should be read together with the compensation tables and related disclosures that follow this section.

Our named executive officers for fiscal year 2021 were Michael D. Siegal (Executive Chairman), Richard T. Marabito (Chief Executive Officer), Richard A. Manson (Chief Financial Officer), Andrew S. Greiff (President and Chief Operating Officer) and Lisa K. Christen (Treasurer).

Impact of the COVID-19 Pandemic

On March 11, 2020, the World Health Organization classified the novel coronavirus (COVID-19) outbreak as a pandemic. We are considered an essential business and all of our production facilities and offices remained open in all locations throughout 2021, adhering to all health guidelines to operate safely provided by the Center for Disease Control and Prevention and local authorities. We implemented actions in 2020 to maintain our financial health and liquidity and through these actions, maintained a strong balance sheet in 2021 while sales volumes returned close to pre-pandemic levels.

Compensation Philosophy and Objectives

The goals of our compensation program for our Chief Executive Officer and the other executive officers named in the 2021 Summary Compensation Table, whom we refer to as our named executive officers, are to support our long-term business strategy and align our executives’ interests with those of our shareholders. We designed the compensation program to, among other things, provide incentives for executives to help us achieve business objectives and give the Compensation Committee the flexibility necessary to reward executives for achieving those objectives. The Compensation Committee’s strategy for achieving these goals is to:

●

provide each named executive officer with total compensation that is competitive compared to compensation for similarly situated executives in public and privately-held metal and metal-related companies, and similar-sized non-metal companies, in order to attract, motivate and retain highly qualified executives; and

●

reward performance under a cash incentive plan that provides the potential for a substantial reward through the payment of a significant incentive that increases as our EBITDA increases, but provides reduced incentive payments during periods when EBITDA decreases. As a micro-cap stock, the Company has less shares outstanding and less ability to grant additional shares. As a result, the cash incentive has been designed to take into account that the Company cannot grant equity awards at a rate comparable to its peer group.

Role of Compensation Committee and Management

Our Compensation Committee is responsible for setting and administering the policies and plans that govern the base salaries, incentives and other compensation elements for our named executive officers.

Management has a minor role in helping the Compensation Committee administer the executive compensation program by recommending individual and Company performance goals, including offering suggestions for key metrics for use in our incentive program, and by providing data regarding actual performance. Otherwise, management is not involved in establishing executive compensation.

Role of Compensation Consultant

Pay Governance’s role in the executive compensation program is to compare the base salaries, annual cash incentive awards and long-term compensation of our named executive officers to the compensation paid to executives in similar positions both within and outside the metal service center industry in order to provide market “benchmarks” for the Compensation Committee to consider when evaluating and determining the compensation of our named executive officers. We don’t target a specific percentile within the peer group but instead the Compensation Committee uses the peer group data as a reference point and one factor in making its compensation decisions. In late 2020, Pay Governance compiled this compensation data for the group of metal and metal-related companies shown below which we utilize as our peer group for benchmarking beginning in 2021.

Cleveland-Cliffs, Inc.	L.B. Foster Co.	Masterton Corp.
Ryerson Holding Corp.	Wabash National Corp.	Blue Bird Corp.
Allegheny Technologies, Inc.	Century Aluminum Co	TimkenSteel Corp.
Worthington Industries	Manitowoc Company, Inc.	Quanex Building Products
Mueller Industries	Steel Partners Holdings.	Warrior Met Coal, Inc.
Carpenter Technology Corp.	SunCoke Energy, Inc.
Schnitzer Steel Industries	Gibraltar Industries Global

Compensation Allocation

Our executive compensation program consists of three primary components: base salary, annual cash incentive payouts and long-term compensation in the form of equity-based awards. We also provide our executives with the opportunity to participate in a 401(k) retirement and profit-sharing plan and a non-qualified defined contribution plan. Certain health, disability and life insurance and other customary fringe benefits also are available to our named executive officers, who participate in these fringe benefits on substantially the same basis as our other employees. Except for Ms. Christen, each named executive officer also has entered into an agreement with us that provides for certain benefits upon certain terminations in connection with a change in control, as described below under “Potential Payments upon Termination or Change in Control.”

In determining the relative allocation of these elements of compensation, the Compensation Committee seeks to provide an amount of long-term compensation, both in the form of equity and cash incentives, that is sufficient to align the interests of our executives with those of our shareholders, while also providing adequate short-term compensation, primarily in the form of cash, to attract and retain talented executives. The Compensation Committee takes into account various qualitative and quantitative indicators of Company and individual performance in determining the level and composition of compensation for our Chairman, Chief Executive Officer and the other named executive officers. While the Compensation Committee considers our financial and operating performance, the Compensation Committee generally does not apply any specific quantitative formula in making base salary decisions, except with respect to the cash incentive award opportunities, as described below. The Compensation Committee also appreciates the importance of achievements that may be difficult to quantify — such as individual performance — and, accordingly, recognizes qualitative factors that include successful supervision of major corporate projects and demonstrated leadership ability.

The Compensation Committee believes that the elements of the executive compensation program discussed below advance our business objectives and the interests of our shareholders by attracting and retaining the executive leadership necessary for growth and motivating our executives to increase shareholder value.

Elements of Compensation

Base Salaries.    The annual base salaries of our named executive officers are based upon an evaluation of their significant contributions against established objectives as individuals and as a team, as determined by the Compensation Committee. The base salaries of certain of our named executive officers are subject to minimum amounts established in accordance with their respective employment agreements, which are described below in “Potential Payments upon Termination or Change in Control.” As noted above, when establishing base salaries for our named executive officers, the Compensation Committee considers the cash compensation offered by other metal and metal-related companies, including the peer group found in “Role of Compensation Consultant” above, and obtains the recommendations of Pay Governance and management in order to determine the range of the base salaries. The Compensation Committee considers recommendations from Mr. Marabito in determining salary levels for our other named executive officers. As discussed further in the next paragraph, the Compensation Committee reviews the base salaries of our named executive officers on an individual basis periodically, rather than annually, and determines the base salary of our named executive officers after considering the above factors and the individual’s particular talents, skills, experience, industry knowledge and functional responsibilities and duties. The Compensation Committee does not consider whether an individual named executive officer has earned any incentive compensation in prior years in determining base salaries.

The base salaries paid to our named executive officers in 2021 were reviewed and approved by the Compensation Committee, and the amounts paid are reflected in the 2021 Summary Compensation Table. The 2021 base salaries of Messrs. Siegal, Marabito, Manson and Greiff remain unchanged from 2020. Ms. Christen’s base salary increased from $175,000 to $250,000 on January 1, 2021, as a result of performance and market data. The Compensation Committee believes that the salaries of each of our named executive officers are reasonable when measured against the range of base salaries offered by other companies.

Annual Cash Incentive Compensation.    We believe that a significant portion of the compensation paid to our named executive officers should be based on our annual performance so that the executives are appropriately motivated to maximize our operating performance each year. We have established our Senior Management Compensation Program to provide our executives, including our named executive officers, with the opportunity to earn an annual cash incentive payout. Additionally, the cash incentive plan has been designed to pay out a higher level because the Company cannot grant equity awards at a rate comparable to its peer group.

The Senior Manager Cash Incentive Plan was implemented to emphasize the production of EBITDA. Cash incentives are only earned if EBITDA exceeds 5% of average annual accounts receivable, inventory and fixed assets. The individual annual cash incentive award opportunity for C-suite employees is determined by dividing the individual’s base salary by the targeted EBITDA. The targeted EBITDA for each of 2021 and 2020 was $65 million. As a result, for 2021, the Compensation Committee granted an annual cash incentive award opportunity for Mr. Marabito of 1.15% of EBITDA, Mr. Greiff of 1.04% of EBITDA, Mr. Manson of 0.65% of EBITDA. Ms. Christen’s annual cash incentive award opportunity is 0.19% of EBITDA. In his role as Executive Chairman of the Board of Directors, Mr. Siegal did not participate in an incentive pool.

For 2021, we generated $214.6 million of EBITDA, excluding the impact of any LIFO inventory adjustments. Mr. Marabito’s 2021 annual cash incentive was $2,468,271, Mr. Greiff’s 2021 annual cash incentive was $2,232,176, Mr. Manson’s 2021 annual cash incentive was $1,395,110 and Ms. Christen’s 2021 annual cash incentive was $407,801.

Long-Term Equity-Based Compensation.    The Compensation Committee believes that equity-based compensation awards are an appropriate means of aligning the interests of our executives with those of our shareholders by rewarding our executives based on increases in the price of our Common Stock. Like base salary and the annual cash incentive payments, award levels are set with regard to competitive considerations, and each individual’s actual award is based upon the individual’s job responsibilities, performance, potential for increased responsibility and contributions, leadership ability and commitment to our strategic efforts. The timing and amount of previous awards to, and held by, each named executive officer is reviewed, but is only one factor considered by the Compensation Committee in determining the size of any equity-based award grants.

Equity-based compensation awards are granted under the Olympic Steel, Inc. Amended and Restated 2007 Omnibus Incentive Plan, which is referred to as the Incentive Plan. The Incentive Plan authorizes us to grant stock options, stock appreciation rights, restricted shares, restricted share units, performance shares and other stock- and cash-based awards to our employees, Directors and consultants.

For more information about our Incentive Plan and awards under that plan for 2021, see the 2021 Grants of Plan-Based Awards Table, the Outstanding Equity Awards at 2021 Fiscal Year-End Table and the accompanying narratives below.

Prior to 2020, under the Senior Manager Stock Incentive Plan, participants were annually awarded restricted stock units under the Incentive Plan equal to 10% of their base salary, subject to a maximum of $17,500 per year in grant date fair market value, and also subject to a minimum financial performance requirement of $5 million of annual pre-tax income. The restricted stock units vest five years after the grant date but will not convert into the right to receive shares of Common Stock until an executive’s retirement, or earlier upon the executive’s death or disability or upon a change in control of the Company. Due to the COVID-19 pandemic, the named executive officers voluntarily agreed to suspend the award of restricted stock unit awards in 2020 and 2021.

In January 2022, we adopted a new C-Suite Long-Term Incentive Plan that operates under the Senior Manager Stock Incentive Plan. Under the plan, the Chief Executive Officer, the Chief Financial Officer, the President and Chief Operating Officer are eligible for participation. Additional future participants may become eligible as determined by the Compensation Committee.

In each calendar year, the Committee may award eligible participants a long-term incentive of both a restricted stock unit grant and a performance stock unit grant. Additionally, the Committee may offer a long-term cash incentive (split equally between service and performance based portions) to supplement both the restricted stock unit and performance stock unit grants in order to arrive at the total long-term award target. The total long-term award target is $1,100,000 for the Chief Executive Officer, $300,000 for the Chief Financial Officer and $600,000 for the President and Chief Operating Officer. The performance stock units will vest if the return on net assets, calculated as EBITDA divided by Average Accounts Receivable, Inventory and Property Plant and Equipment, exceed five percent. Each restricted stock unit and service based cash incentive vests three years after the grant date. Each vested restricted stock unit will convert into the right to receive one share of Olympic Steel common stock.

Stock Ownership Guidelines. Effective January 1, 2022, we have established minimum stock ownership requirements for our C-Suite Executives. Minimum ownership requirements are five times base salary for our Chief Executive Officer and three times base salary for our Chief Financial Officer and President and Chief Operating Officer. Executives are required to meet this requirement within five years of the effective date. Future participants will be given five years from their promotion date to a C-Suite position. For purposes of meeting this requirement, each equivalent share of stock held under our benefit plans and each restricted stock unit is considered a share of stock. Stock options and phantom restricted stock units are not considered for purposes of meeting the requirement. The Compensation Committee will review shareholdings on an annual basis to determine whether our Executives are meeting these requirements.

Personal Benefits and Perquisites. Our named executive officers also are eligible to receive other benefits, which the Compensation Committee believes are commensurate with the types of benefits and perquisites provided to other similarly situated executives, as determined based on the Compensation Committee’s review of information supplied by Pay Governance. The Compensation Committee believes these benefits are set at a reasonable level, are highly valued by recipients, have limited cost, are part of a competitive compensation program and are useful in attracting and retaining qualified executives. They are not tied to our performance. These benefits consist of medical, dental, disability and life insurance benefits and 401(k) and profit-sharing plan contributions, pursuant to plans that are generally available to our employees. Perquisites consist of a car allowance, cell phone allowance, reimbursement for personal tax preparation and financial services fees and payment of country club dues.

Retirement and Post-Employment Benefits. We provide certain of our executives with certain post-employment and severance benefits as summarized below and further described in “Potential Payments upon Termination or Change in Control.” The Compensation Committee believes these benefits are vital to attract and retain qualified executives. These benefits provide the executives with the opportunity to address long-term financial planning with a greater degree of certainty, and also address our interest in continuing to motivate executives in the event of corporate instability, such as a change of control or unforeseen industry changes.

We provide the named executive officers with the opportunity to participate in our Supplemental Executive Retirement Plan, which is a non-qualified defined contribution savings plan. Under the Supplemental Executive Retirement Plan, we provide an annual contribution for each participating executive, a portion of which is based only on the participant’s continued service with us, and an additional performance-based amount that is dependent on our return on invested capital for the applicable year. Each of these contribution components is referenced as a specified percentage of the executive’s base salary and cash incentive award amount for the year.

In addition, each of the members of our senior management group, including our named executive officers, also may participate in our Executive Deferred Compensation Plan, a non-qualified voluntary contributory savings plan under which a participant may defer all or any portion of his or her annual incentive award and up to 90% of his or her base salary into one or more investment options that are the same as those available to all of our employees who participate under our 401(k) plan. The Supplemental Executive Retirement Plan and the Executive Deferred Compensation Plan are further described below under the “2021 Non-qualified Deferred Compensation” table.

To ensure the continuity of corporate management and the continued dedication of key executives during any period of uncertainty caused by a possible change in control, we entered into management retention agreements with certain of our named executive officers, except Ms. Christen, that provide for the payment and provision of certain benefits if there is a change in control of the Company and a termination of the executive’s employment with the surviving entity within a certain period after the change in control. We also have entered into employment agreements with Messrs. Marabito, Greiff and Manson that provide for the payment of certain severance benefits upon termination of employment other than after a change in control of the Company. These agreements help ensure that our executive’s interests remain aligned with those of our shareholders during any time when an executive’s continued employment may be in jeopardy. They also provide some level of income continuity should an executive’s employment be terminated without cause.

Other Compensation Policies

Section 409A of the Internal Revenue Code. Section 409A of the Internal Revenue Code of 1986, as amended, or the Code, generally provides that arrangements involving the deferral of compensation that do not comply in form and operation with Section 409A or are not exempt from Section 409A are subject to increased tax, penalties and interest. If a deferred compensation arrangement does not comply with, or is not exempt from, Section 409A, employees may be subject to accelerated or additional tax, or interest or penalties, with respect to the compensation. The Compensation Committee believes that deferred compensation arrangements that do not comply with Section 409A would be of significantly diminished value to our executives. Accordingly, we intend to design our future deferred compensation arrangements, and have amended our previously adopted deferred compensation arrangements, to either be exempt from, or comply with Section 409A.

Clawback Policy. Although clawbacks are not yet required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, each of our current employment agreements with Messrs. Marabito, Greiff, and Manson includes a provision that requires the named executive officer, in the event we are required to restate our financial statements, to reimburse the Company for the difference between any bonus actually paid and the bonus payable under the restated financial statements. When final regulations are promulgated by the SEC with respect to clawbacks, we expect to implement a formal clawback policy for our named executive officers. The Compensation Committee believes that a clawback policy represents an important protection for shareholders and is viewed favorably from a corporate governance standpoint.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2021 and this Proxy Statement.

This report is submitted on behalf of the members of the Compensation Committee:

Idalene F. Kesner, Chair

Arthur F. Anton

Dirk A. Kempthorne

Richard P. Stovsky

Risk Profile of Compensation Programs.    The Compensation Committee believes that the Company’s executive compensation program has been designed to provide the appropriate level of incentives that do not encourage our executive officers to take unnecessary risks in managing our business. As discussed above, a majority of our executive officers’ compensation is performance-based, consistent with our executive compensation policy. Our Senior Management Compensation Program is designed to reward annual financial and/or strategic performance in areas considered critical to the short- and long-term success of the Company. In addition, our Incentive Plan awards are directly aligned with long-term shareholder interests through their link to our stock price and longer-term performance periods. In combination, the Compensation Committee believes that the various elements of the Senior Management Compensation Program and the Incentive Plan sufficiently tie our executives’ compensation opportunities to the Company’s sustained long-term performance. As a result, we believe that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2021, the following individuals served as members of the Compensation Committee: Dr. Kesner, and Messrs. Anton, Kempthorne and Stovsky. None of the members of the Compensation Committee during 2021 are (or ever were) officers or employees of the Company or any of its subsidiaries. There are no Compensation Committee interlocks as defined by applicable SEC rules.

2021 SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to the compensation earned during the years ended December 31, 2021, 2020 and 2019 by our Chief Executive Officer, Chief Financial Officer and each of our other named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(6)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael D. Siegal,	2021	375,000	-	-	-	-	-	55,639	430,639
Executive Chairman	2020 (5)	356,250	-	-	-	-	-	37,341	393,591
	2019	375,000	-	-	-	-	-	34,664	409,664
Richard T. Marabito,	2021	735,000	-	-	-	2,468,271	-	416,822	3,620,093
Chief Executive	2020 (5)	698,250	-	-	-	162,613	-	52,748	913,611
Officer	2019	735,000	-	752,480	-	367,676	-	200,664	2,055,820
Richard A. Manson,	2021	425,000	-	-	-	1,395,110	-	265,282	2,085,392
Chief Financial	2020 (5)	403,750	-	-	-	91,912	-	54,738	550,400
Officer	2019	425,000	-	229,984	-	207,817	-	130,387	993,188
Andrew S. Greiff,	2021	675,000	-	-	-	2,232,176	-	370,427	3,277,603
President & Chief Operating	2020 (5)	641,250	-	281,236	-	147,059	-	22,426	1,091,971
Officer	2019	550,000	-	17,490	-	271,761	-	118,902	958,153
Lisa K. Christen	2021	250,000	-	-	-	407,801	-	46,310	704,111
Treasurer	2020	175,000	-	-	-	21,210	-	17,899	214,109

(1)

The amounts shown do not reflect compensation actually received by the named executive officer. The amounts shown in this column are the grant date fair values of the stock awards calculated in accordance with Financial Accounting Standards Board Accounting Standard Codification (ASC) Topic 718. See Note 13 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021 for details as to the assumptions used to determine the fair value of the stock awards.

(2)

Represents amount earned by the named executive officers under our Senior Management Compensation Program (including as modified for 2020). Incentives earned in 2021, 2020 and 2019 were paid in their entirety in 2022, 2021 and 2020, respectively.

(3)	No above-market or preferential earnings on nonqualified deferred compensation were earned by any named executive officer.

(4)

Compensation reported in this column for 2021 includes: (1) the amount of contributions we made on behalf of our named executive officers to our 401(k) and profit-sharing plan and supplemental executive retirement plan; (2) the premiums we paid for medical, dental, life and disability insurance for each named executive officer; and (3) the incremental cost to us of the following perquisites: an allowance for personal tax return preparation fees and a cell phone and an automobile allowance. The following table outlines compensation received in 2021.

Compensation	Michael D. Siegal	Richard R. Marabito	Richard A. Manson	Andrew S. Greiff	Lisa K. Christen
Supplemental Executive Retirement Plan	-	359,415	207,825	330,075	24,375
401(k) and profit-sharing	12,000	13,000	13,000	5,850	9,745
Medical, dental and disability insurance	13,662	13,499	19,537	19,537	11,890
Life insurance	3,810	1,290	690	1,290	300
Personal tax return preparation, cell phone and automobile allowance	26,167	29,618	24,230	13,675	-
Total	55,639	416,822	265,282	370,427	46,310

(5)	2020 Base salaries reflect 10% voluntary salary reduction taken by named executive officers as part of the Company’s COVID-19 pandemic cost-reduction efforts.

(6)

The named executive officers chose to voluntarily forego the annual 2021 and 2020 restricted stock units award under the Incentive Plan pursuant to the Company’s Senior Manager Stock Incentive Plan as part of the Company’s COVID-19 pandemic cost-reduction efforts. Upon his promotion to President and Chief Operating Officer in 2020, Mr. Greiff received a promotional grant of 15,694 restricted stock units

2021 GRANTS OF PLAN-BASED AWARDS

The following table sets forth plan-based awards granted to our named executive officers during 2021.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(2)	($)	($)	($)
Michael D. Siegal	-	-	-	3,000,000	-	-	-	-	-	-	-
Richard T. Marabito	-	-	-	3,000,000	-	-	-	-	-	-	-
Richard A. Manson	-	-	-	3,000,000	-	-	-	-	-	-	-
Andrew S. Greiff	-	-	-	3,000,000	-	-	-	-	-	-	-
Lisa K. Christen				3,000,000

(1)

These columns reflect the range of estimated payout amounts in 2021. There are no target payout amounts under our Senior Management Compensation Program for each of our named executive officers as the payout is based on a percentage of EBITDA. Payouts under this program are capped at the maximum amount indicated in the table. For 2021, Mr. Marabito earned an incentive of $2,468,271, Mr. Greiff earned an incentive of $2,232,176, Mr. Manson earned an incentive of $1,395,110 and Ms. Christen earned an incentive of $407,801. Cash incentives are further described in “Compensation Discussion and Analysis” above.

Retention Agreements and Employment Agreements

We have entered into retention agreements and employment agreements with certain of our named executive officers. For more information about these agreements, see “Potential Payments upon Termination or Change in Control” below.

Senior Management Compensation Program

Our named executive officers, Segment Presidents, Vice Presidents, General Managers, certain Managers and other employees, as determined by our named executive officers, are eligible to participate in our Senior Management Compensation Program, which was amended effective January 1, 2019. As discussed above in Compensation Discussion and Analysis, our Senior Management Compensation Program provides for an annual cash incentive payout to participants based on our EBITDA. Annual cash incentive payouts, if any, will be paid to participants following our year-end earnings release for the year in which the amount is earned.

Eligible participants may defer amounts paid pursuant to our Senior Management Compensation Program under our Executive Deferred Compensation Plan described in “Retirement and Post-Employment Benefits.” A participant who is not employed by us at the end of our fiscal year will forfeit the participant’s annual cash incentive award. Notwithstanding the foregoing, a participant who terminates employment with us due to death, disability or retirement is eligible for a full or pro-rata annual cash incentive award at the discretion of our Compensation Committee. Additionally, a pro-rata annual cash incentive award will be paid in the event of a change in control.

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

The following table sets forth outstanding equity awards held by our named executive officers at December 31, 2021.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael D. Siegal	—	—	—	$—	—	—	—	—	—
Richard T. Marabito	—	—	—	$—	—	53,644	$1,260,634	—	—
Richard A. Manson	—	—	—	$—	—	17,029	$400,182	—	—
Andrew S. Greiff	—	—	—	$—	—	18,753	$440,696	—	—
Lisa K. Christen	—	—	—	$—	—	659	$15,487	—	—

(1)

Subject to the terms and conditions of each individual restricted stock unit grant, 822 of the restricted stock units held each by Messrs. Marabito, Manson and Greiff vest on July 1, 2023, 921 of the restricted stock units held by Mr. Greiff vest on July 5, 2022, 1,316 of the restricted stock units held each by Messrs. Marabito, Manson, and Greiff vest on July 5, 2024, 15,694 of the restricted stock units held by Mr. Greiff vest on January 1, 2025, 51,506 and 14,891 of the restricted stock units held by Messrs. Marabito and Manson, respectively, vest on January 1, 2024 and 659 of the restricted stock units held by Ms. Christen vest on July 5, 2024.

(2)	Value is based on the closing price of our Common Stock of $23.50 on December 31, 2021, as reported on the Nasdaq.

Incentive Plan

The Incentive Plan provides us with the authorization to grant stock options, stock appreciation rights, restricted shares, restricted share units, performance shares and other stock- and cash-based awards to our employees, Directors and consultants.

Restricted Share and Restricted Stock Units. Awards under the Incentive Plan may take the form of restricted shares and restricted stock units, which involve the granting of shares to participants subject to restrictions on transferability and any other restrictions the Compensation Committee may impose. The restrictions lapse if either the holder remains employed by us for a period of time established by the Compensation Committee under the applicable award agreement or satisfies other restrictions, including performance-based restrictions, during the period of time established by the Compensation Committee. Restricted share units are similar to restricted shares except that no shares are actually awarded to the participant on the date of grant and the holder typically does not enjoy any shareholder rights (including voting) with respect to the units. Restricted share awards and restricted stock unit awards are settled in shares.

2021 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael D. Siegal	-	-	-	-
Richard T. Marabito	-	-	640	19,558
Richard A. Manson	-	-	640	19,558
Andrew S. Greiff	-	-	11,213	229,108
Lisa K. Christen	-	-	400	12,224

(1)

640 restricted stock units held by Messrs. Marabito, Manson and Greiff vested on July 1, 2021, 400 restricted stock units held by Ms. Christen vested on July 1, 2021 and 10,573 restricted stock units held by Mr. Greiff vested on August 19, 2021.

2021 PENSION BENEFITS

None of the named executive officers participate in a defined benefit pension plan sponsored by us. All named executive officers participate in the same defined contribution plan as all of our other non-union employees.

2021 NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information relating to participation by the named executive officers in our Supplemental Executive Retirement Plan during 2021.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings (Losses) in Last Fiscal Year(2)	Aggregate Withdrawals or Distributions	Aggregate Balance at Last Fiscal Year- End(3)
Michael D. Siegal	$—	$—	$—	$—	$—
Richard T. Marabito	$—	$—	$667,825	$—	$3,262,653
Richard A. Manson	$—	$—	$196,953	$—	$518,578
Andrew S. Greiff	$—	$—	$320,596	$—	$848,789
Lisa K. Christen	$—	$—	$—	$—	$—

(1)

The amounts reported in this column represent the amounts accrued to each executive officer in the “All Other Compensation” column of the 2020 Summary Compensation Table and funded in 2021, as described in footnote (4) to the “All Other Compensation” table. Amounts that would have accrued in 2020, but not funded until 2021, were voluntarily forgone by the named executive officers as part of the Company’s COVID-19 pandemic cost reduction efforts. Amounts accrued in 2021, but not funded until 2022, are included in the 2021 Summary Compensation Table.

(2)

No portion of the amounts reported in this column represent above-market or preferential interest or earnings accrued on the applicable plan and, accordingly, have not been included in the “Change in Pension Value and Nonqualified Deferred Compensation on Earnings” column of the 2021 Summary Compensation Table. Please see the discussions of the Supplemental Executive Retirement Plan and the Executive Deferred Compensation Plan below for a description of how earnings are calculated under each plan.

(3)	This column reflects the balance of all contributions and the aggregate earnings on such contributions.

Supplemental Executive Retirement Plan

On January 1, 2005, we established the Supplemental Executive Retirement Plan, which we sometimes refer to as the SERP, in order to provide unfunded deferred compensation to a select group of our executive officers, management and highly compensated employees. Currently, certain of our named executive officers participate in the Supplemental Executive Retirement Plan.

The Supplemental Executive Retirement Plan provides for a single lump sum payment to participants of their vested account balance, as adjusted for earnings and losses prior to distribution, following a “qualified” retirement from the Company. Participants who retire from the Company after attaining the age of 62 will be entitled to receive a lump sum payment of their vested account balance six months after the date of retirement. Participants who retire from the Company after attaining the age of 55, but prior to attaining the age of 62, will be entitled to receive a lump sum payment of their vested account balance after the later of the attainment of the age of 62 or six months following the date of retirement.

Generally, benefits under the Supplemental Executive Retirement Plan vest at the end of the five-year period after the executive becomes a participant in the Supplemental Executive Retirement Plan. The benefits of all named executive offers are fully vested in the plan.

Participants’ benefits under the Supplemental Executive Retirement Plan will become fully vested upon (1) death while an employee of the Company, (2) termination of employment due to disability, (3) the effective date of any termination of the Supplemental Executive Retirement Plan or (4) the date of a change of control.

We annually allocate a deemed “base contribution” under the Supplemental Executive Retirement Plan for each participant in an amount equal to thirteen percent (13%) of a participant’s “Applied Compensation.” A participant’s “Applied Compensation” is the sum of: (1) the participant’s annual base salary; plus (2) the lesser of (a) the actual bonus earned by the participant under the Senior Management Compensation Program in the applicable year, or (b) 50% of the participant’s annual base salary earned in the applicable year. Additionally, we annually allocate an “incentive contribution” under the Supplemental Executive Retirement Plan for each participant, based on our annual return on invested capital for the applicable year, in an amount of 0 to 19.6% of the participant’s Applied Compensation.

The percentage is determined in accordance with the following table:

Actual Return on Invested Capital	Percentage of Participant’s Applied Compensation
Less than 6%	0.0%
6%	0.8%
7%	1.6%
8%	2.4%
9%	3.2%
10%	4.0%
11%	6.6%
12%	9.2%
13%	11.8%
14%	14.4%
15%	17.0%
16% or Greater	19.6%

A participant’s account will be credited with earnings and losses based on the performance of investment funds selected by the participant. Account balances are credited with earnings, gains or losses based on the performance of investment options that are the same as those available to all of our employees who participate under our 401(k) plan.

Earnings under the Supplemental Executive Retirement Plan and the Executive Deferred Compensation Plan are based on the following underlying funds, which had the following annual returns in 2021:

Fund(1)	Annual Return
(%)
MetLife GAC 25053 CL O	2.03
Vanguard Total Bond Market Index Adm	(1.67)
BlackRock Total Return K	(0.68)
Vanguard Target Retirement Income Fund	5.25
Vanguard Target Retirement 2015 Fund	5.78
VanVanguard Target Retirement 2020 Fund	8.17
Vanguard Target Retirement 2025 Fund	9.80
Vanguard Target Retirement 2030 Fund	11.38
Vanguard Target Retirement 2035 Fund	12.96
Vanguard Target Retirement 2040 Fund	14.56
Vanguard Target Retirement 2045 Fund	16.16
Vanguard Target Retirement 2050 Fund	16.41
Vanguard Target Retirement 2055 Fund	16.44
Vanguard Target Retirement 2060 Fund	16.44
MFS Value R6 Fund	25.55
Vanguard Institutional Index I Fund	28.67
Harbor Capital Appreciation Retirement Fund	15.74
JP Morgan Mid Cap Value R6 Fund	30.11
Vanguard Extended Market Index Admiral Fund	12.45
Principal MidCap Institutional Fund	25.32
American Funds EuroPacific Growth R6 Fund	2.84
Goldman Sachs Small Cap Value R6 Fund	26.70
Carillion Eagle Small Cap Growth R6 Fund	1.82

(1)	These investment options are generally the same as those available to all of our employees who participate under our 401(k) plan.

From 2014 through 2019, the entire SERP contribution for all participants has been deemed invested in restricted stock units. For contributions made in 2020 and thereafter, the Board will determine if any of the SERP contribution is funded with restricted stock units. None of the 2020 contributions, based on 2019 participation, was deemed to be in restricted stock units. There were no contributions to the SERP in 2021.

Executive Deferred Compensation Plan

The Olympic Steel, Inc. Executive Deferred Compensation Plan, which we refer to as the Executive Deferred Compensation Plan, is a voluntary non-qualified contributory savings plan we established, effective December 1, 2004, for the purpose of providing a tax effective deferred compensation opportunity for a select group of our management and/or highly compensated employees. Currently, there are no participants in the Executive Deferred Compensation Plan.

Participants may defer all or any portion of their annual incentive award and up to 90% of their base salary to the Executive Deferred Compensation Plan. Each Participant is eligible to designate one or more investment options that are available under our 401(k) and profit-sharing plan as the deemed investment(s) for the participant’s deferred compensation account or such other investment options determined appropriate in the sole discretion of the Board. Employee deferrals are credited with earnings, gains or losses based on the performance of investment options that are available under our 401(k) and profit-sharing plan and selected by the employee. Earnings under the Executive Deferred Compensation Plan are based on the same funds, with same annual returns for 2020, as described above with respect to the Supplemental Executive Retirement Plan. A participant’s contributions are always 100% vested, and distributions from the plan will be paid in cash in a single lump sum upon termination of employment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Retention Agreements

We have executed retention agreements with Messrs. Siegal, Marabito, Greiff and Manson. Under these agreements, which do not become operative unless we incur a change in control (as defined in the agreements), we agreed to continue the employment of the officer for a certain period following the change in control in the same position with the same duties and responsibilities and at the same compensation level as existed prior to the change in control. If the officer’s employment is terminated without cause or by the officer for “good reason” during such period, the officer is entitled to receive a lump-sum severance payment with continuation of medical, dental, disability and life insurance benefits for two years and their severance payment is equal to 2.99 times the average of their respective last three years’ compensation.

Compensation for purposes of this calculation includes salary, cash bonus, Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan on behalf of the officer, personal tax preparation fees, automobile allowance and country club dues. These retention agreements also provide that, in the event that any of the payments or benefits described above would constitute a “parachute payment” under Code Section 280G, the payments or benefits provided will be reduced so that no portion is subject to the excise tax imposed by Code Section 4999, but only to the extent such reduction will result in a net after tax benefit to the officer. Each of the retention agreements contains a non-competition prohibition for two years post-employment.

The table below reflects the approximate amounts that would be payable to each named executive officer under his retention agreement assuming that we incurred a change in control at December 31, 2021, that the officer’s employment was terminated in a manner triggering payment of the above benefits, and that no reduction of benefits would be made in order to avoid excise taxes imposed by Code Section 4999.

	Michael D. Siegal	Richard T. Marabito	Richard A. Manson	Andrew S. Greiff
Salary	$1,102,563	$2,161,023	$1,249,571	$1,860,029
Cash Incentive Payout	$-	$2,988,565	$1,689,189	$2,642,159
Retirement Plan Contribution Amounts(1)	$29,764	$532,110	$323,410	$447,557
Personal Benefit Amount(2)	$221,163	$165,114	$80,132	$136,843
Continuation of Insurance Coverage(3)	$42,756	$49,550	$56,270	$48,863
Long-Term Equity Based Incentive Payout	$-	$17,431	$17,431	$297,730
Total(4)	$1,396,246	$5,913,794	$3,416,004	$5,433,181

(1)

The amounts in this row represent the lump sum payment amount that would be paid to the officer in respect of Company contributions on behalf of the officer to our 401(k) and profit-sharing plan and the Supplemental Executive Retirement Plan (2.99 times $9,954 for Mr. Siegal, $177,963 for Mr. Marabito, $149,685 for Mr. Greiff and $108,164 for Mr. Manson).

(2)

The amounts in this row represent the lump sum payment amount that would be paid to the officer in respect of following personal benefits and perquisites provided to the officer: cell phone allowance and automobile allowance (all), fees for personal tax and financial planning (all) and country club dues (in the cases of Messrs. Siegal, Marabito and Greiff).

(3)	The amounts in this row represent 2.99 times the amounts that we would be paid for the continuation of medical, dental, disability and life insurance coverage.

(4)	The amounts for each item represent 2.99 times the compensation amounts.

Under our long-term equity-based incentive program, upon a change in control, each of our named executive officers would also be entitled to receive a payout for his or her restricted stock unit awards made under our Incentive Plan. The value of such accelerated restricted stock units as of December 31, 2021 would be Mr. Marabito - $1,779,843; Mr. Manson - $465,935; Mr. Greiff - $404,241 and Ms. Christen - $24,887. Ms. Christen does not have a retention agreement and is not entitled to any such payments other than those in respect to her equity awards.

Employment Agreements

Marabito Employment Agreement.    Effective January 1, 2019, we entered into an employment agreement with Richard T. Marabito pursuant to which Mr. Marabito would serve as our Chief Executive Officer for a term beginning on January 1, 2019 and ending January 1, 2024 with an automatic three-year extension unless we or Mr. Marabito provide notice otherwise on or before July 1, 2023. Under the agreement, Mr. Marabito is to receive a base salary of $735,000, subject to possible future increases as determined by the Board of the Company or any duly authorized committee.

During the period of employment, Mr. Marabito was eligible for a performance bonus under our Senior Manager Compensation Program in place as of 2018, as amended, or such other bonus plan that replaces that plan, and Mr. Marabito would be eligible to participate in any long-term incentive plan that may be created or amended by the Board from time to time. If we terminated Mr. Marabito’s employment without cause during his employment period, he would continue to receive his base salary, annual bonus and any other benefits applicable to him under the welfare and benefit plans we maintain, including Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, coverage under our medical, dental, disability and life insurance programs, reimbursement for personal tax and financial planning and an allowance for country club dues, an automobile and a cell phone, as in effect on the date of termination, during the period ending on the earlier of (1) January 1, 2024, (2) a breach of the non-competition, non-solicitation or confidentiality clause or (3) twenty-four months from the date of termination of employment. If Mr. Marabito’s employment was terminated due to death, he or his estate will continue to receive his base salary for one year thereafter. If Mr. Marabito’s employment was terminated due to death or disability, he and/or his spouse and any minor children would be eligible to continue to participate in our health insurance programs for one year thereafter. If Mr. Marabito’s employment had been terminated due to death or disability as of December 31, 2021, he or his estate would be entitled to receive $735,000 in respect of his base salary and $12,485 in premiums under our medical and dental insurance programs. The employment agreement contains a two-year non-competition and non-solicitation prohibition and customary confidentiality provisions. Assuming that we terminated Mr. Marabito’s employment without cause as of December 31, 2021, he would be entitled to receive the following benefits: $1,470,000 in respect of his base salary, $4,936,543 in respect of his bonus, $744,830 in Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, $29,578 in premiums for coverage under our medical, dental, disability and life insurance programs, $16,000 for reimbursement of personal tax and financial planning fees, and $96,803 allowances for country club dues, an automobile and a cell phone, for a total of $7,293,754.

Manson Employment Agreement.    Effective December 21, 2018, we entered into an employment agreement with Richard A. Manson pursuant to which Mr. Manson will serve as our Chief Financial Officer for a term beginning on January 1, 2019 and ending January 1, 2022. Effective January 1, 2022, we entered into a five-year employment agreement with Mr. Manson. The new employment agreement is similar in form to the previous employment agreement pursuant to which Mr. Manson will serve as our Chief Financial Officer for a term beginning January 1, 2022 and ending January 1, 2027 with an automatic three-year extension unless we or Mr. Manson provide notice otherwise on or before July 1, 2026. Under the agreement, Mr. Manson is to receive a base salary of $550,000, subject to possible future increases as determined by the Board of the Company or any duly authorized committee.

During the period of employment, Mr. Manson will be eligible for a performance bonus under our Senior Manager Compensation Program in place as of 2018, as amended, or such other bonus plan that replaces that plan, and Mr. Manson will be eligible to participate in any long-term incentive plan that may be created or amended by the Board from time to time. If we terminate Mr. Manson’s employment without cause during his employment period, he will continue to receive his base salary, annual bonus and any other benefits applicable to him under the welfare and benefit plans we maintain, including Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, coverage under our medical, dental, disability and life insurance programs, reimbursement for personal tax and financial planning, an automobile and a cell phone, as in effect on the date of termination, during the period ending on the earlier of (1) January 1, 2025, (2) a breach of the non-competition, non-solicitation or confidentiality clause or (3) twenty-four months from the date of termination of employment. If Mr. Manson’s employment is terminated due to death, he or his estate will continue to receive his base salary for one year thereafter. If Mr. Manson’s employment is terminated due to death or disability, he and/or his spouse and any minor children will be eligible to continue to participate in our health insurance programs for one year thereafter. If Mr. Manson’s employment had been terminated due to death or disability as of December 31, 2021, he or his estate would be entitled to receive $425,000 in respect of his base salary and $18,523 in premiums under our medical and dental insurance programs. The employment agreement contains a two-year non-competition and non-solicitation prohibition and customary confidentiality provisions. Assuming that we terminated Mr. Manson’s employment without cause as of December 31, 2021, he would be entitled to receive the following benefits: $850,000 in respect of his base salary, $2,790,220 in respect of his bonus, $441,650 in Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, $40,454 in premiums for coverage under our medical, dental, disability and life insurance programs, $1,400 for reimbursement of personal tax and financial planning fees, and $52,200 allowances for an automobile and a cell phone, for a total of $4,175,924.

Greiff Employment Agreement. Effective December 31, 2019, we entered into an employment agreement with Andrew S. Greiff pursuant to which Mr. Greiff will serve as our President and Chief Operating Officer for a term beginning January 1, 2020 and ending January 1, 2025 with an automatic three-year extension unless we or Mr. Greiff provide notice otherwise on or before July 1, 2024. Under the agreement, Mr. Greiff is to receive a base salary of $675,000, subject to possible future increases as determined by the Board of the Company or any duly authorized committee.

During the period of employment, Mr. Greiff will be eligible for a performance bonus under our Senior Manager Compensation Program in place as of 2018, as amended, or such other bonus plan that replaces that plan, and Mr. Greiff will be eligible to participate in any long-term incentive plan that may be created or amended by the Board from time to time. If we terminate Mr. Greiff’s employment without cause during his employment period, he will continue to receive his base salary, annual bonus and any other benefits applicable to him under the welfare and benefit plans we maintain, including Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, coverage under our medical, dental, disability and life insurance programs, and an allowance for country club dues, an automobile and a cell phone, as in effect on the date of termination, during the period ending on the earlier of (1) January 1, 2025, (2) a breach of the non-competition, non-solicitation or confidentiality clause or (3) twenty-four months from the date of termination of employment. If Mr. Greiff’s employment is terminated due to death, he or his estate will continue to receive his base salary for one year thereafter. If Mr. Greiff’s employment is terminated due to death or disability, he and/or his spouse and any minor children will be eligible to continue to participate in our health insurance programs for one year thereafter. If Mr. Greiff’s employment had been terminated due to death or disability as of December 31, 2021, he or his estate would be entitled to receive $675,000 in respect of his base salary and $18,523 in premiums under our medical and dental insurance programs. The employment agreement contains a two-year non-competition and non-solicitation prohibition and customary confidentiality provisions. Assuming that we terminated Mr. Greiff’s employment without cause as of December 31, 2021, he would be entitled to receive the following benefits: $1,350,000 in respect of his base salary, $4,464,352 in respect of his bonus, $671,850 in Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, $41,654 in premiums for coverage under our medical, dental, disability and life insurance programs, $27,350 for reimbursement of personal tax and financial planning fees and $77,448 allowances for country club dues, an automobile and a cell phone, for a total of $6,632,654.

Retirement Plans

Our executive officers are eligible to participate in our Supplemental Executive Retirement Plan and each of our named executive officers is eligible to participate in our Executive Deferred Compensation Plan. The aggregate account balance of each named executive officer under these plans and a description of the amounts payable to each such executive upon retirement from their employment with us are provided under the 2021 Nonqualified Deferred Compensation Table.

CEO Pay Ratio

For the 2021 fiscal year, the ratio of the total annual compensation of Richard T. Marabito, our CEO, to the median of the annual compensation of all of our employees other than the CEO was 60:1. The total compensation for our median employee in 2021 was $60,488. CEO total compensation in 2021, as detailed in the 2021 Summary Compensation Table, was $3,620,093. The ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. There have been no changes to our employee population or employee compensation arrangements during the last fiscal year that we believe would significantly affect our pay ratio disclosure and, as a result, we used the same “median employee” for our 2021 disclosure that we identified in 2020 (as further described below).

The date used to identify the employee who received the median compensation (the “median employee”) was December 31, 2020. As of this date, the Company had 1,625 active employees (not including the CEO) in only one country – the United States. To determine the median employee, the Company adopted the following methodology:

●

The Company calculated total compensation for each employee in 2020 by determining annual base salary (or wages plus overtime) and annualized compensation for employees (full-time or part-time) who commenced work during 2020;

●	The Company added bonuses/incentives, overtime, employer 401(k) match and the value of medical coverage; and

●	The Company did not exclude any employees.

2021 DIRECTOR COMPENSATION

The following table summarizes compensation paid to our non-employee Directors in 2021:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Arthur F. Anton	$95,000	$79,978	$—	$—	$—	$—	$174,978
Dirk A. Kempthorne	$87,500	$79,978	$—	$—	$—	$—	$167,478
Idalene F. Kesner	$90,000	$79,978	$—	$—	$—	$—	$169,978
Michael G. Rippey	$92,500	$79,978	$—	$—	$—	$—	$172,478
Richard P. Stovsky	$80,000	$79,978	$—	$—	$—	$—	$159,978
Vanessa L. Whiting	$80,000	$79,978	$—	$—	$—	$—	$159,978

(1)

The amounts shown do not reflect compensation actually received by the non-employee Director. The amounts shown in this column are the grant date fair values for these stock awards calculated in accordance with ASC Topic 718. See Note 13 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021 for details as to the assumptions used to determine the fair value of the stock awards. These were the only stock awards unvested as of December 31, 2021.

(2)	The non-employee directors had no option awards outstanding as of December 31, 2021.

During 2021, each Director who was not one of our employees received a $20,000 quarterly cash retainer and reimbursement for out-of-pocket expenses incurred in connection with attending board meetings. The Audit and Compliance Committee Chair received an additional $3,125 per quarter, the Chair of the Compensation Committee received an additional $2,500 per quarter, the Chair of the Nominating and Governance Committee received an additional $1,875 per quarter and the Lead Director received an additional $3,750 per quarter. Directors who are also our employees receive no additional remuneration for serving as Directors.

Each non-employee Director, within five years of joining the Board, is required to own Common Stock with a value equal to five times the annual cash retainer.  Actual shares owned and restricted stock units that vest upon the Director’s retirement from the Board are counted toward the ownership requirement. The Compensation Committee reviews shareholdings on an annual basis to determine whether non-management directors are meeting these requirements. As of December 31, 2021, all non-management directors have either met the guidelines or are expected to meet the guidelines within the prescribed time frames.

The Compensation Committee approved the grant of 3,434 time-based restricted stock units to each non-employee Director then serving, effective March 9, 2021. Subject to the terms of the Incentive Plan and the restricted stock units award agreement executed by each non-employee Director, the restricted stock units vested on January 1, 2022. The restricted stock units are not converted into shares of Common Stock until the Director either resigns or is terminated from the Board.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2021 regarding shares outstanding and available for issuance under the Stock Option Plan and the Incentive Plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	592,425	$18.73	417,119
Equity compensation plans not approved by security holders	—	—	—
Totals	592,425	$18.73	417,119

RELATED PARTY TRANSACTIONS

We have adopted a written policy for the review of transactions with related persons. The policy generally requires review, approval or ratification of transactions involving amounts exceeding $120,000 in which we are a participant and in which a Director, Director nominee, executive officer or a significant shareholder of the Company, or an immediate family member of any of the foregoing persons, has a direct or indirect material interest. These transactions must be reported for review by our Audit and Compliance Committee. Following review, our Audit and Compliance Committee determines to approve or ratify these transactions, taking into account, among other factors it deems appropriate, whether they are on terms no less favorable to us than those available with other unaffiliated parties and the extent of the related person’s interest in the transaction. The Chair of our Audit and Compliance Committee has the authority to approve or ratify any related party transaction in which the aggregate amount involved is expected to be less than $500,000. The policy provides for standing pre-approval of certain related party transactions, even if the amounts involved exceed $120,000, including certain transactions involving: compensation paid to our executive officers and Directors; other companies or charitable organizations where the amounts involved do not exceed $500,000 or 2% of the organization’s total annual revenues or receipts; proportional benefits to all shareholders; rates or charges determined by competitive bids; services as a common or contract carrier or public utility; and banking-related services.

Michael D. Siegal, our Executive Chairman, holds a 50% ownership in the partnership that owns a warehouse in Cleveland, Ohio that the Company has leased since 1956. The warehouse is currently leased through December 31, 2023, with three five-year renewal options, at a monthly rental of $17,000.

Zachary Siegal, Vice President of Strategic Initiatives, is the son of Michael D. Siegal. Andrew Wolfort, Vice President – Specialty Metals, is the son of David A. Wolfort, our Board Member. As employees of Olympic Steel, these individuals are compensated in a manner that is appropriate for their responsibilities and experience.

With respect to 2021, Zachary Siegal was paid a base salary of $250,000, earned incentive compensation under the Senior Manager Cash Incentive Plan of $922,919 and participated in other regular and customary employee benefit plans, programs and benefits generally available to our executive officers and other Senior Managers in similar positions, including participation in the Senior Manager Stock Incentive Plan, and such perquisites as cell phone and car allowances and country club membership.

With respect to 2021, Andrew Wolfort was paid a base salary of $250,000, earned incentive compensation under the Senior Manager Cash Incentive Plan of $1,656,196 and participated in other regular and customary employee benefit plans, programs and benefits generally available to our executive officers and other Senior Managers in similar positions, including participation in the Senior Manager Stock Incentive Plan, and such perquisites as cell phone and car allowances and country club membership.

The relationships described above has been reviewed and ratified in accordance with our policy for review of transactions with related persons.

AUDIT COMMITTEE REPORT

The purpose of the Audit and Compliance Committee is to assist the Board in its general oversight of our financial reporting, internal controls and audit functions. The Audit and Compliance Committee charter describes in greater detail the full responsibilities of the committee and is available through the “Investor Relations” section of our website at www.olysteel.com. The Audit and Compliance Committee is comprised solely of independent Directors as defined by the listing standards of the Nasdaq and by Rule 10A-3 under the Exchange Act.

The Audit and Compliance Committee has reviewed and discussed our consolidated financial statements with management and Grant Thornton, our independent auditors for 2021. Management is responsible for our financial statements and the financial reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), or PCAOB, and to issue a report thereon. The Audit and Compliance Committee monitors and oversees these processes on behalf of the Board.

Management continued to review and enhance the internal control evaluation process and the Audit and Compliance Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management. In connection with this oversight, the Audit and Compliance Committee received periodic updates provided by management and Grant Thornton at each regularly scheduled Audit and Compliance Committee meeting. These updates occurred at least quarterly. The Audit and Compliance Committee also held regular private sessions with Grant Thornton to discuss their audit plan for the year, the financial statements and risks of fraud. At the conclusion of the process, management provided the Audit and Compliance Committee with a report on the effectiveness of our internal control over financial reporting, which was reviewed by the Committee. The Audit and Compliance Committee also reviewed the report of management contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC, as well as Grant Thornton’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its integrated audit of our fiscal 2021 consolidated financial statements and the effectiveness of internal control over financial reporting.

As part of fulfilling its responsibilities, the Audit and Compliance Committee reviewed and discussed the audited consolidated financial statements for 2021 with management and discussed with our independent auditors those matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit and Compliance Committee has received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit and Compliance Committee concerning independence, and has discussed with Grant Thornton its independence. The Audit and Compliance Committee also monitored the services provided by the independent auditors, pre-approved all audit-related services, discussed with Grant Thornton the effect of the non-audit services performed on auditor independence, and concluded that the provision of such services by Grant Thornton was compatible with the maintenance of that firm’s independence in conducting its auditing functions.

Based upon the Audit and Compliance Committee’s review of the audited consolidated financial statements and its discussions with management and Grant Thornton, the Audit and Compliance Committee recommended that the Board include our audited consolidated financial statements for the fiscal year ended December 31, 2021 in our Annual Report on Form 10-K filed with the SEC.

This report is submitted on behalf of the members of the Audit and Compliance Committee:

Michael G. Rippey, Chair

Arthur F. Anton

Richard P. Stovsky

Vanessa L. Whiting

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company has selected Grant Thornton, an independent registered public accounting firm, as its independent auditors for 2022. The decision to select Grant Thornton was made by the Audit and Compliance Committee. A representative of Grant Thornton is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement if desired and to respond to appropriate questions regarding Grant Thornton’s examination of our consolidated financial statements and records for the year ended December 31, 2021.

Audit Fees. Aggregate fees for professional services rendered by Grant Thornton for the audit of our annual financial statements and for its review of the financial statements included in our Forms 10-Q, were $781,388 and $806,013 for 2021 and 2020, respectively. Services performed in 2021 and 2020 include the audit of our annual financial statements, the internal control attestations required under the Sarbanes-Oxley Act, and the quarterly reviews of the financial statements included in our Forms 10-Q.

Audit-Related Fees. Aggregate fees for assurance and related services by Grant Thornton that were reasonably related to the performance of the audit or review of our financial statements and which were not reported under “Audit Fees” above were $0 in both 2021 and 2020.

Tax Fees.    Aggregate fees for federal and state tax services rendered by Grant Thornton for certain transfer pricing services were $4,827 and $4,597 in 2021 and 2010, respectively.

All Other Fees.    There were no other fees paid to Grant Thornton in 2021 or 2020.

Pre-Approval Policy.    All services listed above were pre-approved by the Audit and Compliance Committee, which concluded that the provision of such services by Grant Thornton, was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit and Compliance Committee Charter provides for pre-approval by the Audit and Compliance Committee of non-audit services provided by the independent registered public accounting firm.

PROPOSAL TWO

RATIFICATION OF THE SELECTION OF

THE COMPANY’S INDEPENDENT AUDITORS

Shareholder ratification of the selection of Grant Thornton as the Company’s independent auditors is not required by the Company’s Amended and Restated Code of Regulations or otherwise. However, the Board is submitting the selection of Grant Thornton to the shareholders for ratification. If the shareholders do not ratify the selection, the Audit and Compliance Committee will reconsider whether or not to retain the firm. In such event, the Audit and Compliance Committee may retain Grant Thornton, notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without resubmitting the matter to the shareholders. Even if the selection is ratified, the Audit and Compliance Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

The proposal regarding the ratification of Grant Thornton as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of Common Stock having voting power present in person or by proxy at the Annual Meeting. As a result, abstentions will have the same effect as a vote cast against the proposal. Proposal Two is a routine matter and a broker or other financial institution that holds your shares in its name may vote your shares with respect to this proposal if you do not provide it with voting instructions. Accordingly, there should be no broker non-votes with respect to this proposal. As an advisory vote, the ratification of Grant Thornton as our independent registered public accounting firm is not binding on the Company.

The Board recommends a vote “FOR” the ratification of the selection of Grant Thornton as the Company’s independent auditors for the year ending December 31, 2022.

PROPOSAL THREE

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A(a)(1) under the Exchange Act, shareholders are entitled to an advisory vote at the Annual Meeting on the compensation of the Company’s named executive officers as disclosed in this Proxy Statement. We are currently conducting say-on-pay votes every year, and will hold the next say-on-pay vote in connection with our 2023 Annual Meeting. Our shareholders supported the annual frequency of our say-on-pay vote as their preference based on the results of the advisory say-on-pay frequency vote held at our 2017 Annual Meeting.

As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program is designed to support our long-term business strategy and link our executives’ interests with those of our shareholders. We designed the compensation program to, among other things, provide incentives for executives to help us achieve business objectives and give the Compensation Committee the flexibility necessary to reward executives for achieving such objectives.

Accordingly, shareholders are being asked to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, the shareholder vote on named executive officer compensation is not binding on the Company or the Board. Although the shareholder vote on executive compensation is not binding on the Company, the Board and the Compensation Committee will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

The proposal regarding the resolution approving named executive officer compensation requires the affirmative vote of a majority of the holders of the shares of Common Stock having voting power present or by proxy at the Annual Meeting. As a result, abstentions will have the same effect as a vote cast against the proposal, but broker non-votes will have no impact on the outcome of this proposal.

The Board recommends a vote “FOR” the approval, on an advisory basis, of the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” will not be deemed incorporated, unless specifically provided otherwise in such filing.

OTHER MATTERS

The Board of the Company is not aware of any matter other than listed in the Notice of Meeting that is to be presented for action at the meeting. If any of the Board’s nominees is unavailable for election as a Director or for good cause will not serve, or if any other matter should properly come before the meeting or any adjournments thereof, it is intended that votes will be cast pursuant to the Proxy in respect thereto in accordance with the best judgment of the person or persons acting as proxies.

SHAREHOLDER PROPOSALS

The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for the 2023 Annual Meeting of Shareholders is December 2, 2022.

Shareholder nominations of a person for possible election as a Director for our 2023 Annual Meeting of Shareholders must be received by the Company not later than January 1, 2023, and must be in compliance with applicable laws and regulations and the requirements set forth in our Amended and Restated Code of Regulations.

Proxies appointed by management will use their discretionary authority to vote the shares they represent as the Board may recommend at our 2023 Annual Meeting of Shareholders if a shareholder raises a proposal which is not to be included in our proxy materials for such meeting and we do not receive proper notice of such proposal at our principal executive offices by January 1, 2023. If notice of any such proposal is timely received, the proxy holders may exercise discretionary authority with respect to such proposal only to the extent permitted by applicable SEC rules. Such proposal must in any circumstance be, under applicable law, an appropriate subject for shareholder action in order to be brought before the meeting.

In addition to satisfying the requirements under our Amended and Restated Code of Regulations to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to the Company at our principal executive offices no later than 60 calendar days prior to the first anniversary date of the Annual Meeting. If the date of the next annual meeting is changed by more than 30 calendar days from the anniversary of the Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the next annual meeting or the 10th calendar day following the day on which public announcement of the date of the next annual meeting is first made. Accordingly, for the next annual meeting the Company must receive such notice no later than March 7, 2023.

Any such proposals should be sent in care of the Corporate Secretary at our principal executive offices.

ANNUAL REPORT

Our Annual Report for the year ended December 31, 2021 including our consolidated financial statements and the report thereon of Grant Thornton, is being mailed to shareholders with the Notice of the Annual Meeting and Proxy Statement.

SHAREHOLDERS SHARING THE SAME ADDRESS

To the extent we deliver paper copies of our Annual Report, Notice of Annual Meeting or Proxy Statement, as applicable, the SEC rules allow us to deliver a single copy of such proxy materials to any household at which two or more shareholders reside, if we believe the shareholders are members of the same family.

We will promptly deliver, upon oral or written request, a separate copy of our Annual Report, Notice of Annual Meeting or Proxy Statement to any shareholder residing at the same address as another shareholder and currently receiving only one copy of such proxy materials who wishes to receive his or her own copy. Similarly, multiple shareholders residing at the same residence that are currently receiving separate copies of our Annual Report, Notice of Annual Meeting or Proxy Statement may request that a single copy of such proxy materials be delivered. Requests should be directed to our Corporate Secretary by phone at (216) 292-3800 or by mail to Olympic Steel, Inc., 22901 Millcreek Boulevard, Suite 650, Highland Hills, Ohio 44122.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 6, 2022

This Proxy Statement is available free of charge on the Investor Relations section of our website through the “SEC Filings” link at (olysteel.com/investor-relations/sec-filings/). Our Annual Report for the year ended December 31, 2021 is available free of charge on the Investor Relations section of our website through the “Annual Reports” link and at the following cookie-free site (olysteel.com/investor-relations/proxy-statements/).

By Order of the Board of Directors
/s/ Christopher M. Kelly
Christopher M. Kelly
Secretary
April 1, 2022

OLYMPIC STEEL VOTE

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Your vote matters – here's how to vote!

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Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees in Item 1 and FOR Items 2 and 3.

1. Election of four Directors to the Class whose two-year term will expire in 2024:

01 - David A. Wolfort
02 - Dirk A. Kempthorne
03 - Idalene F. Kesner
04 - Richard P. Stovsky

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 01 ☐ 02 ☐ 03 ☐ 04 ☐

	For	Against	Abstain
2. Ratification of the selection of Grant Thornton LLP as Olympic Steel, Inc.'s independent auditors for the year ending December 31, 2022.	☐	☐	☐
3. Approval, on an advisory basis, of Olympic Steel, Inc.'s named executive officer compensation.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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The 2022 Annual Meeting of Shareholders of Olympic Steel, Inc. will be held on Friday, May 6, 2022, 11:00 A.M. EST, virtually via webcast, at meetnow.global/M4WZ4JU.

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Proxy — OLYMPIC STEEL, INC.

This Proxy is Solicited by the Board of Directors

At the Annual Meeting of Shareholders of OLYMPIC STEEL, INC. to be held on May 6, 2022, and at any adjournment, MICHAEL D. SIEGAL and RICHARD T. MARABITO, and each of them, with full power of substitution and resubstitution, are hereby authorized to represent me and vote all my shares of the following matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement, the receipt of which is acknowledged.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign, date and return this proxy card. Unless otherwise specified on the reverse side, this proxy will be voted FOR the election as Directors of all the nominees under Proposal 1, FOR Proposal 2 and FOR Proposal 3. The Proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee herein becomes unavailable to serve or for good cause will not serve, and in their best judgement on any other matters that may properly come before the Annual Meeting and any adjournments thereof.

PLEASE DATE, SIGN, AND RETURN IN THE ENCLOSED ENVELOPE — NO POSTAGE NECESSARY.

(Continued and to be signed on reverse side)

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